Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the previously filed Registration Statements on Form S-8, as amended (File Nos. 333-186566, 333-205982 and 333-214450), which were declared effective on February 11, 2013, July 31, 2015 and November 4, 2016, respectively, of our report dated April __, 2017 relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of Kaya Holdings, Inc. (the “Company”) for the years ended December 31, 2016 and December 31, 2015. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ L & L CPAS, P.A.

L & L CPAS, P.A.

Certified Public Accountants

Charlotte, North Carolina

April 17, 2017